UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Crown Crafts, Inc.

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AN IMPORTANT MESSAGE FROM YOUR BOARD OF DIRECTORS
July 29, 2010
Dear Fellow Crown Crafts Shareholders:
     In what we regard as deceptive and baseless attacks against the Crown Crafts Board of Directors and management team, Wynnefield Partners Small Cap Value, L.P. and certain of its affiliates (the Wynnefield Group) have failed to provide something all our shareholders deserve — answers.
     Your Board has consistently responded to the constructive questions posed by the Wynnefield Group and has maintained open communications with all shareholders over the years. Now it’s time for the Wynnefield Group to come up with some answers of their own.
How can our shareholders trust that the Wynnefield Group’s candidates have the experience and the commitment to act in the interest of all shareholders?
     In its proxy statement, the Wynnefield Group has identified two individuals with no relevant industry experience — Melvin L. Keating and Jon C. Biro — as their candidates. Each has been handpicked by the Wynnefield Group before to serve on boards of other companies in the Wynnefield Group’s portfolio. Given the severe losses shareholders of Alliance Semiconductor Corporation suffered under Mr. Keating’s watch and Mr. Biro’s lack of relevant industry experience, we don’t believe that either candidate is as qualified as your Board-supported Class I nominees (against whom Messrs. Keating and Biro are running) to serve the best interests of Crown Crafts shareholders. Consider the following facts about your Board’s Class I nominees:
•	E. Randall Chestnut joined Crown Crafts in January 1995 and was named President, Chief Executive Officer and Chairman of the Company in 2001. He has led the subsequent successful strategic transformation and complete financial turnaround of the Company.

•	William T. Deyo, Jr. has served the Company as a director since 2001. He currently serves as Chairman of the Capital Committee of the Board. Like Mr. Chestnut, he has been with the Company through its remarkable transformation. In addition to his strong knowledge of the Company’s business and extensive corporate governance experience, Mr. Deyo has a broad-ranging professional background in real estate and finance, including 33 years in progressive executive positions with Wachovia Bank.

•	Richard L. Solar brings extensive industry, financial, M&A, public company and licensing experience to the Company, including serving as a director and as Chairman of the Audit Committee of Marvel Entertainment, Inc. until its sale to The Walt Disney Company in 2009 in a transaction valued at more than $4 billion. From 1996 to June 2002, Mr. Solar served as Senior Vice President, Director and Chief Financial Officer of Gerber Childrenswear, a publicly-traded
916 S. Burnside Avenue * PO Box 1028 * Gonzales, LA 70707-1028 * (225) 647-9100 * Fax (225) 647-9104

infant and children’s consumer products company. He also co-led the acquisition of the company prior to its going public and served the company as a consultant from June 2002 to February 2003.
Why is the Wynnefield Group no longer supporting their own prior handpicked Board candidate? Why is its other handpicked Board member not supporting the Wynnefield Group?
     Given his ties to the Wynnefield Group, it should be perfectly understandable why the Company did not re-nominate Frederick Wasserman to the Board. The Wynnefield Group has never explained why they did not re-nominate Mr. Wasserman — their own handpicked director — for re-election this year. We believe it may be because Mr. Wasserman has voted with the majority of the Board more than 92% of the time during his three-year term. We believe that may be the same reason that the Wynnefield Group proposed that we ask their other handpicked Board member, Joseph Kling, who supports our agenda, our strategy and our numbers, to resign from the Board so that they could replace him with another representative of the Wynnefield Group.
What is the Wynnefield Group’s strategy to generate sustained, profitable growth for all Crown Crafts shareholders?
     In the pages of materials that the Wynnefield Group has sent to shareholders in connection with the spurious and costly proxy battle that they initiated, they have never proposed any strategy designed to create long-term shareholder value as a more prudent alternative to the growth and shareholder value creation strategies that your Board has adopted and your management is successfully executing.
     Under your Board’s and Mr. Chestnut’s proven leadership, the Company has:
•	paid down its debt from $48 million to $5.1 million

•	avoided catastrophic dilution of our existing shareholders (from 100% to 35%) by eliminating warrants held by our lenders

•	bought back almost 1 million shares

•	completed four accretive strategic acquisitions over the past four years

•	in fiscal 2010, achieved its highest adjusted EBITDA since 1998

•	begun paying a $0.02 per share quarterly cash dividend

•	seen the Company’s stock price climb from a low of $0.09 per share in April 2001 to its current price of $4.22 on July 28, 2010
Shareholders should remember that voting the gold proxy card sent by the Wynnefield Group is NOT, and cannot be, a vote for Mr. Chestnut or any other Class 1 nominee of the Company. If you vote the gold proxy card, you cannot vote for Mr. Chestnut or any other Class I nominee of the Company.
Why do the Wynnefield Group’s communications with their own investors contradict what they say to Crown Crafts shareholders?
     In their first-quarter 2010 report to investors, the Wynnefield Group identifies Crown Crafts as one of the best performers in their portfolio, rising 23.3% in value for the quarter compared with 4.73% for their entire portfolio. But Crown Crafts shareholders would never know this based on the Wynnefield Group’s misleading communications to them. The Wynnefield Group repeatedly has cited the brief period in February 2007 — a single day when the Company’s stock was trading above the $6 level — as a benchmark for comparisons. Focusing only on this brief spike in the stock price is like saying that Nashville is currently in a drought because the water level of the Cumberland River is 65% lower than it was when it flooded last May.
     It is more relevant to compare the performance of our stock against what the Wynnefield Group claims are our peer companies across a broader range of periods. Further, when you consider that the cost basis of the

Wynnefield Group’s holdings in the Company’s stock is approximately $0.904 per share, the current stock price, along with the $0.02 quarterly dividend, add up to an attractive return on the Wynnefield Group’s investment.
Why is the Wynnefield Group inconsistent in its objections to the compensation arrangements of the companies in which it invests?
     While the Wynnefield Group has objected to the compensation packages of the directors on your Board, to our knowledge it has made no similar objection to the compensation its handpicked directors have received at other companies. In 2009, Mr. Keating received more than $57,000 as a director of White Electronic Designs Corp., more than $40,000 of which was in cash, and one of the Wynnefield Group’s principals, Max Batzer, has received annual compensation ranging from $156,000 to $170,000 over each of the past three years for serving as a director of Cornell Companies, Inc., another of the Wynnefield Group’s portfolio holdings. Your Board hired a highly regarded, independent, national compensation consultant in its efforts to ensure that compensation is aligned with shareholder interests. We wonder if the Wynnefield Group’s other portfolio companies have done the same!
     The Wynnefield Group also continues to criticize increased cash compensation paid to our directors during certain of the past few years. However, they fail to note that these increases in cash compensation are brought about by the Wynnefield Group’s repeated proxy contests and threats of contests. The Wynnefield Group’s antics simply require the Board and its committees to meet much more frequently. Case in point — lead director cash compensation decreased from $94,875 in fiscal year 2009 (with the Wynnefield Group having threatened a proxy contest for our 2008 annual meeting of shareholders) to $73,833 in fiscal year 2010 (during which the Wynnefield Group was kept in check by a standstill agreement) — a decrease of over 22%.
     As always, your Board will listen to any shareholder who has constructive ideas on ways to improve shareholder value, including the Wynnefield Group, and we will answer all questions. Please contact us directly if you have any additional items you would like to discuss.
     Your vote is very important to us, no matter the size of your holdings. We urge you to vote your shares today IN FAVOR OF YOUR BOARD-SUPPORTED NOMINEES — E. RANDALL CHESTNUT, WILLIAM T. DEYO, JR., SIDNEY KIRSCHNER AND RICHARD L. SOLAR — by signing, dating and returning the enclosed WHITE proxy card by mailing it in the enclosed pre-addressed, stamped envelope. You can also vote by internet or telephone by following the instructions on the WHITE proxy card. Please do not sign or return any gold proxy card sent to you by the Wynnefield Group — as a reminder, you cannot vote the gold proxy card and also vote for our Chief Executive Officer, E. Randall Chestnut, or any other Class I nominee. If you have any questions or need any assistance voting your shares, do not hesitate to contact Georgeson, who is assisting us in this matter, toll free at 1-888-605-7561.
     On behalf of the Board of Directors and the dedicated men and women of Crown Crafts, I thank you for your ongoing support.
Sincerely,
Zenon S. Nie
Independent Lead Director

YOUR VOTE IS IMPORTANT
1.	To vote FOR your Company’s nominees, you MUST execute a WHITE proxy card.

2.	The Board of Directors urges you to DISCARD any gold proxy cards that you may have received from the Wynnefield Group. A “WITHHOLD AUTHORITY” vote on the Wynnefield Group’s gold proxy card is NOT a vote for the Company’s nominees.

3.	If you have voted on a gold proxy card but wish to support your Company’s nominees, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided as soon as possible. You can also vote by internet or telephone by following the instructions on the WHITE proxy card.

4.	Remember — ONLY YOUR LATEST DATED PROXY WILL DETERMINE HOW YOUR SHARES ARE TO BE VOTED AT THE MEETING.

5.	If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares FOR your Company’s nominees on the WHITE proxy card.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.
199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers (212) 440-9800
Shareholders Call Toll Free (888) 605-7561

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